Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, by and among First Commonwealth Financial Corporation, a Pennsylvania corporation (“FCFC”), First Commonwealth Bank, a Pennsylvania corporation (“FCB” and, together with FCFC, the “Employer Entities”), and T. Michael Price (“Price”), is entered into effective as of January 1, 2012 (the “Effective Date”).

WITNESSETH:

WHEREAS, FCB and Price entered into an employment agreement dated as of October 19, 2007 (the “Original Employment Agreement”), which Original Employment Agreement will remain in full force and effect until the Effective Date;

WHEREAS, FCB has continued to employ Price as its President on the terms and conditions set forth in the Original Employment Agreement since November 12, 2007;

WHEREAS, FCFC wishes to employ Price as its Interim President and Chief Executive Officer for such period of time as the Board of Directors of FCFC (the “FCFC Board”) shall determine and Price is willing to serve as Interim President and Chief Executive Officer of FCFC for such period, upon the terms and conditions set forth herein;

WHEREAS, FCB wishes to continue to employ Price as its President and Price is willing to continue employment as President of FCB, upon the terms and conditions set forth herein; and

WHEREAS, the parties hereto wish to enter into this Amended and Restated Employment Agreement to reflect that Price will so serve as Interim President and Chief Executive Officer of FCFC and as President of FCB and to make certain other changes specified herein;

NOW, THEREFORE, intending to be legally bound, the Employer Entities agree to employ Price, and Price agrees to be employed by the Employer Entities, upon the following terms and conditions:

ARTICLE I

EMPLOYMENT

1.01. Office. Price is employed hereunder as President of First Commonwealth Bank reporting directly to the Board of Directors of FCB (“FCB Board”) and in such capacity shall use his best energies and abilities in the performance of his duties and in the performance of such other duties as may be assigned to him from time to time by the FCB Board. Price will also be employed hereunder as Interim President and Chief Executive Officer of FCFC reporting directly to the FCFC Board and in such capacity shall use his best energies and abilities in the performance of his duties and in the performance of such other duties as may be assigned to him from time to time by FCFC Board. If for any reason FCFC does not appoint Price to serve as its President and Chief Executive Officer or Price ceases to serve as Interim President and Chief Executive Officer of FCFC, Price will nevertheless remain President of FCB and report to the FCB Board and the President and Chief Executive Officer of FCFC.

1.02. Term. Subject to the terms and conditions of Article II, pursuant to the terms of this Amended and Restated Employment Agreement, (i) Price’s employment as President of FCB will continue with FCB until December 31, 2012, unless such term is extended pursuant to the following sentence, and (ii) Price will be employed as Interim President and Chief Executive Officer of FCFC until such time as the Chairman of the FCFC Board shall notify Price in writing that Price will no longer serve in such position. Price’s employment as President of FCB will automatically be extended on January 1, 2013 and on each subsequent January 1 for successive one (1) year periods unless FCB or Price provides notice in writing to the other party at least sixty (60) days prior to the end of any such term that such party does not intend to extend Price’s employment hereunder for another year.

1.03. Base Salary. Beginning January 1, 2012, subject to Article II hereof, during the term of his employment under this Amended and Restated Employment Agreement (irrespective of whether Price is serving (i) solely as President of FCB or (ii) both as President of FCB and Interim President and Chief Executive Officer of FCFC), FCB will pay Price compensation at the rate of Four Hundred and Twenty Thousand Dollars ($420,000) per annum (the “Base Salary”), payable in accordance with FCB’s normal payroll practices in equal monthly installments, less legally required taxes and withholdings and elected deductions. Price’s Base Salary may be increased but not decreased by the FCFC Board at any time based upon Price’s contributions to the success of the Employer Entities and on such other factors as the FCFC Board shall deem appropriate. Price will be eligible to participate in any Short-Term and Long-Term Incentive Plans that may be offered to Employer Entity executive employees (including FCFC’s Long-Term Equity Incentive Compensation Plan). Without limiting the generality of the foregoing, Price will be eligible for a cash incentive award for 2012 with a target level of 50% of Base Salary and will be eligible for a 2012-2014 long-term incentive award at a target level of 50% of Base Salary. Price’s participation in FCFC’s Long-Term Equity Incentive Plan will be conditioned upon minimum equity ownership as established by the Compensation Committee of the FCFC Board. Price will also be eligible to participate in the First Commonwealth Non-Qualified Deferred Compensation Plan as provided in the documents that govern that plan.

1.04. Employee Benefits. Subject to Article II hereof, during the term of his employment under this Amended and Restated Employment Agreement (irrespective of whether Price is serving (i) solely as President of FCB or (ii) both as President of FCB and Interim President and Chief Executive Officer of FCFC), Price shall be eligible to participate in such major medical or health benefit plans, pensions, and other benefits as are available generally to employees of FCB, to the extent available to employees and subject to the terms of any such plans. Commencement of health benefits, should Price elect to participate, was made available to Price upon his commencement of employment with FCB. Price will be eligible for four weeks of vacation beginning on January 1, 2008.

1.05. Retention Equity Award. Prior to the Effective Date, Price and FCFC will enter into a Restricted Stock Agreement pursuant to which FCFC will award a total of One Hundred Thousand (100,000) restricted shares of FCFC to Price as a retention award, effective on the Effective Date, subject to vesting or forfeiture in accordance with the terms of the Restricted Stock Agreement.

1.06. Automobile Allowance. Subject to Article II hereof, during the term of his employment under this Amended and Restated Employment Agreement (irrespective of whether Price is serving (i) solely as President of FCB or (ii) both as President of FCB and Interim President and Chief Executive Officer of FCFC), FCB will provide Price with a monthly allowance in the amount of Four Hundred and Fifty Dollars ($450.00) for the purchase or lease of an automobile.

ARTICLE II

TERMINATION

2.01. Termination For Cause. FCB or FCFC may terminate Price’s employment with the Employer Entities and the term of employment under this Amended and Restated Employment Agreement at any time for “Cause,” as defined herein, by providing written notice to Price that his employment is terminated, whereupon Price’s employment with the Employer Entities will be terminated. Upon delivery of said notice together with payment of any salary accrued under Section 1.03 prior to the date of termination but not yet paid, as well as payment for any accrued vacation time not taken and expenses which were properly incurred by Price on FCB’s behalf prior to the termination date that are not yet paid (“Accrued Obligations”), all obligations of the Employer Entities to Price shall terminate. In the event FCB or FCFC terminates Price’s employment with the Employer Entities for Cause, FCB will pay all Accrued Obligations to Price within thirty (30) days following such termination of employment. Termination shall be deemed to be for Cause if: (i) Price fails to comply with any material provision of this Amended and Restated Employment Agreement; (ii) Price refuses to comply with any lawful, written directive from the FCB Board, the FCFC Board or Chief Executive Officer of FCFC if required pursuant to the last sentence of Section 1.01; (iii) Price fails to perform his duties under this Agreement with the degree of skill and care reasonably to be expected of a professional of his experience and stature after notice and a reasonable opportunity to cure (unless the failure to perform is incapable of being cured); or (iv) Price engages in an act of dishonesty, fraud or moral turpitude or Price is convicted of a crime which, in the judgment of the FCFC Board, renders his continued employment by FCB or FCFC materially damaging or detrimental to FCB or FCFC. The obligations of Price under Article III shall continue notwithstanding termination of Price’s employment pursuant to this Section 2.01. If Price’s employment terminates under Section 2.01, he is entitled to no severance under Section 2.05.

2.02. Termination Without Cause. Price’s employment with the Employer Entities and the term of employment under this Amended and Restated Employment Agreement may be terminated at any time by FCB or FCFC without Cause immediately upon written notice by FCB or FCFC to Price, whereupon Price’s employment with the Employer Entities will be terminated. In the event FCB or FCFC terminates Price’s employment with the Employer Entities without Cause, FCB will pay all Accrued Obligations to Price within thirty (30) days following such termination of employment. In the event FCB or FCFC terminates Price’s employment with the Employer Entities without Cause, FCB will provide Price with the Severance Benefits set forth in Section 2.05, provided that as a condition precedent to Price’s receipt of Severance Benefits under this Section 2.02 and Section 2.05, Price must execute and deliver to the Employer Entities a Separation Agreement and General Release of any and all claims and causes of action that Price may have against the Employer Entities, as permitted by law, in a form satisfactory to the Employer Entities and substantially similar to the Release attached hereto as Exhibit A. All other obligations of the Employer Entities to Price shall cease as of the date of termination. The obligations of Price under Article III shall continue notwithstanding termination of Price’s employment pursuant to this Section 2.02. Notwithstanding any other provision of this Amended and Restated Employment Agreement to the contrary, this Section 2.02 shall not apply and it shall not be deemed to be a termination of employment by FCB or FCFC without Cause for purposes of this Agreement, including without limitation Section 2.05, if (i) Price is appointed to serve as President and/or Chief Executive Officer of FCFC and Price no longer serves as President of FCB, or (ii) for any reason FCFC does not appoint Price to serve as its President and Chief Executive Officer or Price ceases to serve as Interim President and Chief Executive Officer of FCFC.

2.03. Resignation for Good Reason. Price may resign from employment with the Employer Entities and terminate the term of employment under this Amended and Restated Employment Agreement for Good Reason. Good Reason means: (i) a material change in Price’s title, position or responsibilities which represents a substantial reduction of the title, position or responsibilities in effect immediately prior to the change; (ii) any reduction in the Base Salary or a material reduction of benefits provided under this Amended and Restated Employment Agreement (unless such reduction of benefits applies equally to all similarly situated employees of FCB or FCFC); (iii) the assignment of Price to a position which requires him to relocate permanently to a site more than fifty (50) miles outside of Indiana, Pennsylvania; or (iv) the assignment to Price of any duties or responsibilities (other than due to a promotion) which are materially inconsistent with the position of President of FCB. Before Price resigns employment with the Employer Entities for Good Reason, Price must give FCB twenty (20) days’ notice of said resignation and an opportunity to correct. In the event Price resigns from employment with the Employer Entities for Good Reason, FCB will pay all Accrued Obligations to Price within thirty (30) days following such termination of employment. In the event Price resigns from employment with the Employer Entities for Good Reason, FCB will provide Price with the Severance Benefits set forth in Section 2.05, provided that as a condition precedent to Price’s receipt of Severance Benefits under this Section 2.03 and Section 2.05, Price must execute and deliver to the Employer Entities a Separation Agreement and General Release of any and all claims and causes of action that Price may have against the Employer Entities, as permitted by law, in a form satisfactory to the Employer Entities and substantially similar to the Release attached hereto as Exhibit A. All other obligations of the Employer Entities to Price shall cease as of the date of termination. The obligations of Price under Article III shall continue notwithstanding termination of Price’s employment pursuant to this Section 2.03. Notwithstanding the foregoing, if FCB corrects within twenty (20) days of its receipt of notice of the Good Reason, FCB shall owe Price no severance under Section 2.05 and Price shall be eligible to continue in his capacity as President of FCB. Further, notwithstanding any other provision of this Amended and Restated Employment Agreement to the contrary, Price acknowledges and agrees that, in the event for any reason FCFC does not appoint Price to serve as its President and Chief Executive Officer or Price ceases to serve as Interim President and Chief Executive Officer of FCFC, such absence of appointment or event will not constitute a “Good Reason” and no severance will be payable under this Amended and Restated Employment Agreement as a result thereof, or as a result of Price’s voluntary termination of employment with the Employer Entities as a result of any such absence of appointment or event.

2.04. Termination by Price. Price agrees to give the Employer Entities sixty (60) days’ prior written notice of the termination of his employment with the Employer Entities. Simultaneously with such notice, Price shall inform the Employer Entities in writing as to his employment plans following the termination of his employment with the Employer Entities. In the event Price terminates his employment with the Employer Entities pursuant to this Section 2.04, FCB will pay all Accrued Obligations to Price within thirty (30) days following such termination of employment. All other obligations of the Employer Entities to Price shall cease as of the termination date. The obligations of Price under Article III shall continue notwithstanding termination of Price’s employment pursuant to this Section 2.04. If Price’s employment terminates under Section 2.04 he is entitled to no severance under Section 2.05.

2.05. Severance Benefits. In the event that FCB or FCFC terminates Price’s employment with the Employer Entities during the term of this Amended and Restated Employment Agreement without Cause pursuant to Section 2.02, or if Price terminates his employment with the Employer Entities during the term of this Amended and Restated Employment Agreement pursuant to Section 2.03, and subject to the conditions set forth in this Section and subject to Sections 2.02 and/or 2.03 as applicable, FCB will pay to Price an amount equal to one years’ Base Salary, less legally required taxes and withholdings and elected deductions. Said sum is to be paid in equal periodic installments payable in accordance with FCB’s normal payroll practices, provided, however, that any installments that would otherwise be payable in the six month period following separation from service shall be paid on the day following the six month anniversary of such separation from service in accordance with the requirements of Section 5.02(b) of this Amended and Restated Employment Agreement. Upon termination, FCB will offer continuation coverage to Price, as required by Section 4980B of the Internal Revenue Code of 1986, (“Code”) as amended (“COBRA”), under the First Commonwealth’s group health plan (the “Health Plan”) on the terms and conditions mandated by COBRA including Price’s payment of the applicable COBRA premiums and shall pay the full cost of Price’s COBRA premiums for the twelve (12) month period following such separation from service.

The Employer Entities’ obligations to make any payment to Price as described in this Amended Employment Agreement is contingent upon Price’s execution and non-revocation of a separation and release agreement within sixty (60) days following Price’s separation from service, in form and substance reasonably satisfactory to the Employer Entities, that, in the opinion of FCFC’s counsel, is effective to release the Employer Entities from all claims relating to Price’s employment or the termination thereof (other than under the terms of this Amended and Restated Employment Agreement), and the Employer Entities will have no obligation to make any payment unless and until such a separation and release agreement has become effective.

2.06. Resignation of Board Membership. Price expressly promises and agrees that he will resign from the FCB Board, the FCFC Board, and all related or affiliated board of directors, officer positions, committee memberships and other positions immediately upon and concurrent with the termination of his employment with the Employer Entities for any reason, including, without limit, by FCB or FCFC for Cause or without Cause or by Price for any reason.

ARTICLE III

PRICE’S COVENANTS AND AGREEMENTS

3.01. Non-Disclosure of Confidential Information. Price recognizes and acknowledges that: (a) in the course of Price’s employment by the Employer Entities, it will be necessary for Price to acquire information which could include, in whole or in part, information concerning the Employer Entities’ business, sales volume, sales methods, sales proposals, financial statements and reports, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customers’ purchases from the Employer Entities, the Employer Entities’ sources of supply, the Employer Entities’ computer programs, system documentation, special hardware, product hardware, related software development, the Employer Entities’ manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions, or other confidential or proprietary information belonging to the Employer Entities or relating to the Employer Entities’ affairs (collectively referred to herein as the “Confidential Information”); (b) the Confidential Information is the property of the Employer Entities; (c) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Employer Entities; and (d) it is essential to the protection of the Employer Entities’ good will and to the maintenance of the Employer Entities’ competitive position that the Confidential Information be kept secret and that Price not disclose the Confidential Information to others or use the Confidential Information to Price’s own advantage or the advantage of others. Confidential Information shall not include information otherwise available in the public domain through no act or omission of Price. Price agrees to hold and safeguard the Confidential Information in trust for the Employer Entities, its successors and assigns and agrees that he shall not, without the prior written consent of the Employer Entities, misappropriate or disclose or make available to anyone for use outside the Employer Entities’ organizations at any time, either during his employment with any Employer Entity or subsequent to the termination of his employment with the Employer Entities for any reason, including without limitation, termination by any Employer Entity, any of the Confidential Information, whether or not developed by Price, except as required in the performance of Price’s duties to the Employer Entities.

3.02. Non-Solicitation of Employees. Price agrees that, during the term of his employment with either Employer Entity and for one (1) year following termination of Price’s employment with the Employer Entities for any reason, including without limitation termination by any Employer Entity for Cause or without Cause, Price will not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of any Employer Entity or of any of its subsidiaries or affiliates, to leave any Employer Entity or any of its subsidiaries, or affiliates, for any reason whatsoever, or to hire any such employee.

3.03. Duties. Price agrees to be a loyal employee of the Employer Entities. Price agrees to devote his best efforts to the performance of his duties for the Employer Entities, to give proper time and attention to furthering the Employer Entities’ business, and to comply with all rules, regulations and instruments established or issued by, or applicable to, the Employer Entities. Price further agrees that during the term of this Amended and Restated Employment Agreement, Price shall not, directly or indirectly, engage in any business which would detract from Price’s ability to apply his best efforts to the performance of his duties. Price also agrees that he shall not usurp any corporate opportunities of the Employer Entities.

3.04. Return of Materials. Upon the termination of Price’s employment with the Employer Entities for any reason, Price shall promptly deliver to the Employer Entities all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, flow-charts, computer equipment, programs, software, databases, proposals, financial statements and reports, and any documents concerning the Employer Entities’ customers or concerning products or processes used by the Employer Entities and, without limiting the foregoing, will promptly deliver to the Employer Entities any and all other documents or materials containing or constituting Confidential Information.

3.05. Work Made for Hire. Price agrees that in the event of publication by Price of written or graphic materials constituting “work made for hire,” as defined and used in the Copyright Act of 1976, 17 USC § 1 et seq. , FCB will retain and own all rights in said materials, including right of copyright.

3.06 Non-Compete. Price agrees that, during the term of his employment with either Employer Entity and for one (1) year following termination of Price’s employment with the Employer Entities for any reason, including without limitation termination by any Employer Entity for Cause or without Cause, Price will not, for himself, as an agent, employee, contractor or owner, or on behalf of another person or entity, directly or indirectly, engage in any “Prohibited Position” with any “Competing Business.” For purposes of this Amended and Restated Employment Agreement, “Prohibited Position” shall mean any position, whether as principal, agent, officer, director, employee, consultant, shareholder, partner, member, or otherwise: (i) where Price will be engaged in the management, sale, development, or marketing of products or services of the type provided by either Employer Entity; and (ii) during employment with either Employer Entity, Price was privy to or given access to proprietary and/or confidential business information of the Employer Entities concerning the Employer Entity’s management, strategy, performance, sale, development or marketing of that type of product or service and/or was involved in maintaining the Employer Entities’ customer relationships or goodwill; “Competing Business” shall mean any person, corporation or other entity which engages in the marketing and/or sale of: (i) retail banking products in the Restricted Territory, including, for example, personal and business accounts, private banking, business banking, loans, lines of credit, mortgages, and other investment or financial products; or (ii) any other product or service of the Employer Entities, currently and in the future, in the Restricted Territory, in which Price had involvement, and/or about which Price learned of, and/or may have acquired any knowledge about, while employed by the Employer Entities; and “Restricted Territory” shall mean any county in which either Employer Entity maintains an office or branch and any county which is contiguous to such a county. During the term of his employment with either Employer Entity and for one (1) year following termination of Price’s employment with the Employer Entities for any reason, including without limitation termination by any Employer Entity for Cause or without Cause, Price also agrees not to enter into, consult about, or become involved with any transactions that he learned and/or became aware of through his employment with the Employer Entities. Price acknowledges that the foregoing restrictions are properly limited so that they will not interfere with his ability to earn a livelihood and that such restrictions are reasonable and necessary to protect the Employer Entities’ legitimate business interest, including the protection of its confidential and trade secret information. In exchange for the consideration set forth in this Amended and Restated Employment Agreement, Price agrees to be bound by the terms of this Section 3.06. The foregoing covenants shall not be deemed to prohibit Price from acquiring as an investment not more than five percent (5%) of the capital stock of a Competing Business, whose stock is traded on a national securities exchange or through an automated quotation system of a registered securities association.

3.07 Effect of Change of Control. The covenants in Section 3.01 above shall terminate and be of no further force or effect upon the occurrence of a Change of Control (as defined in the Change of Control Agreement between FCFC and Price, effective as of December 31, 2011 (the “Change of Control Agreement”) if the Change of Control Agreement remains in full force and effect at the time of such Change of Control.

ARTICLE IV

PRICE’S REPRESENTATIONS AND WARRANTIES

4.01. Price’s Abilities. Price represents that his experience and capabilities are such that the provisions of Article III will not prevent him from earning his livelihood, and acknowledges that it would cause the Employer Entities serious and irreparable injury and cost if Price were to use his ability and knowledge in breach of the obligations contained in Article III.

4.02. Remedies. In the event of a breach by Price of the terms of this Amended and Restated Employment Agreement, either Employer Entity shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Amended and Restated Employment Agreement by Price and to enjoin Price from any further violation of this Amended and Restated Employment Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Price acknowledges, however, that the remedies at law for any breach by him of the provisions of this Amended and Restated Employment Agreement may be inadequate and that FCB shall be entitled to injunctive relief against him in the event of any breach. In addition, in the event that Price breaches any obligation under this Amended and Restated Employment Agreement or any obligation that Price has to any Employer Entity under common law, or otherwise engages in tortious behavior that damages any Employer Entity in any way, any Employer Entity will have the right to not provide Price with, or to cease providing Price with, any amounts or benefits that would otherwise be provided pursuant to Section 2.05 above.

ARTICLE V

MISCELLANEOUS

5.01. Authorization to Modify Restrictions. It is the intention of the parties that the provisions of Article III shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions of this Amended and Restated Employment Agreement shall not render unenforceable, or impair, the remainder hereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Amended and Restated Employment Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

5.02. Section 409A.

(a) This Amended and Restated Employment Agreement will be administered, interpreted and construed in compliance with Section 409A of the Internal Revenue Code and the regulations and other guidance promulgated thereunder (“Section 409A”), including any exemption thereunder. With respect to payments, if any, subject to Section 409A (and not excepted therefrom), each such payment is paid as a result of a permissible distribution event, and at a specified time, consistent with Section 409A. Executive has no right to, and there shall not be, any acceleration or deferral with respect to payments hereunder. Price acknowledges and agrees that neither Employer Entity shall be liable for, and nothing provided or contained in this Amended and Restated Employment Agreement will obligate or cause either Employer Entity to be liable for, any tax, interest or penalties imposed on Price related to or arising with respect to any violation of Section 409A. For purposes of this Amended and Restated Employment Agreement, any reference to “termination of employment”, “termination” or similar reference shall be construed to be a reference to “separation from service” within the meaning of Section 409A.

(b) Notwithstanding any other provision of this Amended and Restated Employment Agreement to the contrary, to the extent that any amount payable or benefit to be provided under this Amended and Restated Employment Agreement constitutes an amount payable or benefit to be provided under a “nonqualified deferred compensation plan” (as defined in Section 409A) that is not exempt from Section 409A, and such amount or benefit is payable or to be provided as a result of a “separation from service” (as defined in Section 409A), and Price is a “specified employee” (as defined and determined under Section 409A and any relevant procedures that either Employer Entity may establish) at the time of his “separation from service,” then such payment or benefit will not be made or provided to Price until the day after the date that is six months following Price’s “separation from service,” at which time all payments or benefits that otherwise would have been paid or provided to Price under this Agreement during that six-month period, but were not paid or provided because of this clause, will be paid or provided, with any cash payment to be made in a single lump sum (without any interest with respect to that six-month period). This six-month delay will cease to be applicable if Price “separates from service” due to death or if Price dies before the six-month period has elapsed, in which event any such payments or benefits will be paid or provided to Price’s estate within thirty (30) days of the date of death.

5.03. Amended and Restated Change of Control Agreement. The parties hereto acknowledge and agree that, in consideration for entering into this Amended and Restated Employment Agreement, on or prior to December 31, 2011, FCFC and Price will enter into the Change of Control Agreement, upon the terms and conditions set forth therein.

5.04. Entire Agreement. This Amended and Restated Employment Agreement represents the entire agreement of the parties and may be amended only by a writing signed by each of them. This Amended and Restated Employment Agreement supersedes, effective on the Effective Date, the Original Employment Agreement and all other prior arrangements and agreements between the parties, except the Change of Control Agreement referred to herein. In the event that there is a Change of Control as defined by the Change of Control Agreement during the term of this Amended and Restated Employment Agreement and there is a Qualifying Termination within the Protected Period, in each case, as defined in the Change of Control Agreement, the provisions of the Change of Control Agreement will apply and this Amended and Restated Employment Agreement will cease to apply, and Employee will be entitled to no benefits under this Amended and Restated Employment Agreement, including the severance benefits in Section 2.05. Notwithstanding the foregoing sentence, except as provided in Section 3.07, Employee’s obligations under Article III will continue even if there is a Change of Control.

5.05. Governing Law. This Amended and Restated Employment Agreement shall be interpreted, construed, and governed according to the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of law.

5.06. Jurisdiction and Service of Process. Price and each of the Employer Entities waives any right to a court (including jury) proceeding and instead agree to submit any dispute over the application, interpretation, validity, or any other aspect of this Amended and Restated Employment Agreement to binding arbitration consistent with the application of the Federal Arbitration Act and the procedural rules of the American Arbitration Association (“AAA”) before an arbitrator who is a member of the National Academy of Arbitrators (“NAA”) out of a nationwide panel of eleven (11) arbitrators to be supplied by the AAA. The Employer Entities will absorb the fee charged and the expenses incurred by the neutral arbitrator selected.

5.07. Agreement Binding. The obligations of Price under Article III of this Amended and Restated Employment Agreement shall continue after the termination of his employment with the Employer Entities for any reason and shall be binding on his heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Employer Entities. Likewise, the obligations of the Employer Entities shall be binding upon any successors.

5.08. Signatures. This Amended and Restated Employment Agreement may be executed in counterparts, any such copy of which to be deemed an original, but all of which together shall constitute the same instrument.

5.09. Assignment. The Employer Entities have the right to assign this Agreement, but Price does not.

PRICE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS AND THAT SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have knowingly and voluntarily executed this Amended and Restated Employment Agreement or caused this Amended and Restated Employment Agreement to be executed the day and year first above written.

ATTEST:

FIRST COMMONWEALTH FINANCIAL CORPORATION

/s/ Corinne S. Cramer

	By:	/s/ Matthew C. Tomb
Name: Matthew C. Tomb
Title: Executive Vice President

ATTEST:

FIRST COMMONWEALTH BANK

/s/ Corinne S. Cramer

	By:	/s/ Matthew C. Tomb
Name: Matthew C. Tomb
Title: Executive Vice President

WITNESS:

/s/ Wendy K. Reynolds	/s/ T. Michael Price
T. Michael Price

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